UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 1, 2018

ONCOMED PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35993	38-3572512
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

800 Chesapeake Drive

Redwood City, California 94063

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 995-8200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 2.02.	Results of Operations and Financial Condition.

On January 4, 2018, OncoMed Pharmaceuticals, Inc. (the “Company”) announced selected financial data as of December 31, 2017. The full text of the press release issued in connection with the announcement is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is located on the Company’s website at www.oncomed.com under “Investors – Press Releases.”

The information in Item 2.02 of this Current Report on Form 8-K (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing, regardless of any general incorporation language in any such filing, unless the Company expressly sets forth in such filing that such information is to be considered “filed” or incorporated by reference therein.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 1, 2018, Paul J. Hastings informed the Board of Directors (the “Board”) of the Company of his decision to resign, effective immediately, as a member and Chairman of the Board and as the Company’s President and Chief Executive Officer due to personal reasons. Mr. Hastings’ resignation was not due to a disagreement with the Company on any matter relating to the Company’s operations, policies or practices. The Board had previously formed a Special Committee of the Board (the “Special Committee”) to work with the Office of the President established when Mr. Hastings commenced a medical leave of absence. The Special Committee will continue to oversee the Office of the President and the search for, and transition to, a new President and Chief Executive Officer. The Office of the President, comprised of John Lewicki, Ph.D., the Company’s Executive Vice President, Research and Development, and Sunil Patel, the Company’s Executive Vice President and Chief Financial Officer, will continue to provide overall leadership of the Company under the oversight of the Special Committee until a new President and Chief Executive Officer is appointed. Following Mr. Hastings’ resignation, on January 3, 2018, the Board decreased the authorized number of directors on the Board from nine to eight directors, thereby eliminating the vacancy left as a result of Mr. Hastings’ resignation. In addition, the Board appointed Perry Karsen as Chairman of the Board, effective immediately. As a result of Mr. Karsen’s appointment as Chairman of the Board, the Board also determined that Jack W. Lasersohn would no longer serve as Lead Director of the Board, effective immediately. Mr. Lasersohn will continue to serve as a member of the Board.

In connection with Mr. Hastings’ resignation, Mr. Hastings and the Company entered into a letter agreement (the “Agreement”), dated as of January 1, 2018 (the “Resignation Date”). The Agreement provides for, among other things, (i) continued payment of Mr. Hastings’ base salary through December 31, 2018 at the rate in effect as of immediately prior to the Resignation Date, (ii) up to 12 months of continued health care coverage for himself and his covered dependents under the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, (iii) $303,119.85, which represents Mr. Hastings’ target bonus for fiscal year 2018, less required withholding taxes, and (iv) accelerated vesting of the portion of Mr. Hastings’ outstanding stock options and restricted stock units that would have otherwise vested through December 31, 2018 had Mr. Hastings’ employment continued. In addition, each vested stock option held by Mr. Hastings (after giving effect to vesting acceleration pursuant to the Agreement) will remain exercisable until the earlier of the original expiration date of such stock option or December 31, 2018.

Pursuant to the terms of the Agreement, Mr. Hastings has provided the Company with a general release of claims against the Company.

The foregoing is only a summary of the material terms of the Agreement, does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release dated January 4, 2018 entitled “OncoMed Provides 2018 Outlook and 2017 Year-End Cash Balance and Announces an Update on the Rosmantuzumab Program”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 4, 2018	ONCOMED PHARMACEUTICALS, INC.

	By:	/s/ Sunil Patel
Sunil Patel
Executive Vice President & Chief Financial Officer